Exhibit 99.2

                    [LETTERHEAD OF LITTON INDUSTRIES, INC.]


FOR IMMEDIATE RELEASE


                   LITTON INDUSTRIES, INC. AGREES TO ACQUIRE
                         AVONDALE INDUSTRIES, INC. FOR
                            $39.50 PER SHARE IN CASH

           CREATES WORLD-CLASS SHIPBUILDER WITH BROADENED CAPABILITIES

WOODLAND HILLS, Calif. and NEW ORLEANS (JUNE 3, 1999) -- Litton Industries, Inc. (NYSE: LIT) and Avondale Industries, Inc. (NASDAQ: AVDL) today announced that they have entered into a definitive merger agreement providing for the acquisition of Avondale by Litton at a per-share price of $39.50 in cash. The transaction is valued at approximately $529 million in the aggregate.

The transaction, which will be effected through a cash merger, creates a diverse, world-class shipbuilder with highly complementary business and strong capabilities. The combined companies would have revenues of approximately $5.5 billion, backlog of $8.8 billion, total market capitalization of $4.7 billion and more than 40,000 employees.

The transaction is expected to be significantly accretive to Litton's earnings per share in the first year following the close of the transaction. The boards of directors of Litton and Avondale have approved the transaction.


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

Michael R. Brown, Litton's chairman and chief executive officer, said, "Litton's combination with Avondale creates a world-class shipbuilding operation. It significantly strengthens our lines of business, and provides substantial opportunities to increase revenues by broadening our surface combatant and noncombatant government business, both in new construction and support services. We believe the synergies and management strength created by this combination will benefit the U.S. Navy and our other customers through long-term savings and innovative, cost-effective solutions to 21st century shipbuilding needs.
The shareholders of both companies will benefit from a stronger, highly efficient shipbuilding business that is better positioned to compete in the future.

"This transaction also supports Litton's long-term corporate strategy of maintaining a strong balance sheet, generating diverse sources of revenue, and redeploying our substantially increased cash flow to accelerate earnings and revenue growth," Mr. Brown said.

Litton said that it believes the Department of Defense will recognize the benefits of a Litton-Avondale combination. The transaction is subject to customary closing conditions, including expiration of the applicable Hart-Scott-Rodino antitrust waiting period.

Albert L. Bossier, Jr., Avondale's chairman and chief executive officer, is expected to bring his many years of experience and expertise to the combined company by continuing to manage the Avondale shipbuilding operations. "This combination not only delivers superior value to Avondale shareholders, but also ensures that our customers, employees and communities will benefit from the creation of a new, stronger and more diverse world leader in shipbuilding," Mr. Bossier said. "We look forward to working together to fully realize the significant potential of our combined operations."

As previously announced on May 6, 1999, Litton has made a separate proposal to acquire Newport News Shipbuilding (NYSE: NNS) in a stock-for-stock merger that would be valued at $35.61 per Newport News share based on the May 6, 1999 closing price of $64.75 for Litton's common stock. The Newport News proposal is independent of the Avondale agreement, and neither is conditioned upon the acceptance of the other proposal.

Litton said it continues to believe a combination with Newport News would benefit the constituencies of both companies. Litton is continuing to explore means of reaching a satisfactory resolution of issues identified by the federal government related to its proposal to acquire Newport News.

Litton is being advised by Merrill Lynch & Co. and the law firm of Wachtell, Lipton, Rosen & Katz. Avondale is being advised by Salomon Smith Barney and the law firm of Jones, Walker, Waechter, Poitevant, Carrere & Denegre, L.L.P.


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

Litton is a leader in worldwide technology markets for advanced electronic, defense and information systems, and is a major designer and builder of surface combatant ships for the U.S. Navy and allied nations.

Avondale, headquartered in metro New Orleans, designs, builds and overhauls both military and commercial vessels.



This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Sych forward-looking statements reflect management's current assumptions and estimates of future performance and economic conditions, and are subject to risks and uncertainties that could, and may well, cause actual results to differ materially. Important factors that could cause actual results to differ from those indicated by the forward-looking statements include, but are not limited to, changes in the defense budgets, effects of industry consolidation, successful development of technologies, and orders actually issued by the government against IDIQ (indefinite delivery, indefinite quantity) contracts in information technology markets different from those projected. The Company does not undertake any obligation to publicly release any revisions to forward-looking statements to reflect any changes in risk factors, events, circumstances or changes in management's expectations after the date of this document.



           CONTACTS FOR LITTON:                 CONTACTS FOR AVONDALE:

           MEDIA:                               MEDIA:
           Randy Belote                         Thomas Kitchen
           (703) 413-1521                       (504) 436-5237

           INVESTORS:                           INVESTORS:
           J. Spencer Davis                     Thomas Kitchen
           (818) 598-5495                       (504) 436-5237


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